Exhibit 99.2

                                Letter of Intent

     Whereas, SurgiLight, Inc. desires to sell its assets and revenue stream from the Egypt, China and Vietnam centers; and

     Whereas, Tao Enterprises ("TE") desires to acquire such assets and liabilities pertaining to such assets; and

     Whereas, Tao Enterprises is beneficially owned by J.T. Lin, Ph.D.

The parties agree as follows:

     1. Effective February 1, 2002, SurgiLight will transfer the laser systems located in Egypt, China and Vietnam to TE. The systems are being sold "as is" with no representation about their working order.

     2. The purchase price for such laser systems and associated revenue stream will be $332,000 plus a $50,000 adjustable amount depending on the revenue of the Vietnam centers.

     3. TE assumes all obligations of SurgiLight as of February 1, 2002 for the Egypt, China and Vietnam centers including, but not limited to, warranty expenses, maintenance, payment of center management, and shipping.

     4. SurgiLight will receive all revenue accrued and pay all expenses accrued through February 1, 2002.

     5. TE will make the following payments for the acquisition of these laser systems:
          a.   $25,000 upon signing of this agreement
          b.   $33,000 on May 15, 2002
          c.   $33,000 on August 15, 2002
          d.   $83,000 on November 15, 2002
          e.   $83,000 on February 15, 2003
          f.   $75,000 on May 15, 2003
          g.   Up to $25,000 on May 30, 2003
          h. Up to $25,000 on February 28, 2004 (for a maximum total of $382,000 per item 2)

     6. The variable amounts of $25,000 will be a ratio as follows multiplied by $25,000:

                      # of eyes treated per year * $70/eye
                      ------------------------------------
                               $130,000

               Therefore, if the ratio equals or exceeds 1 (i.e. the income for the yearly period from February 1, 2002 - January 31, 2003 and the period from February 1, 2003 - January 31, 2004 is greater than or equal to $130,000), $25,000 will be paid to SurgiLight, otherwise, some pro-rata share will be paid to SurgiLight. If the ratio drops below 0.6, nothing is owed to SurgiLight for that year. If one or more Vietnam centers are sold the $130,000 in the denominator will be adjusted downward by 1/4 for each center sold.

     7. The parties agree to sign a definitive agreement on or before April 1, 2002.

     8. SurgiLight will maintain a lien on the assets until the final payment has been made. However, the laser systems may be sold without approval from SurgiLight in the ordinary course of business.

     9. Any dispute concerning this agreement will be settled by binding arbitration in Orange County, Florida under the laws of the State of Florida.

The parties hereto intend to be bound by the terms of this Letter of Intent, which shall be fully enforceable with respect to each party, as evidenced by their respective signatures below.


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Tao Enterprises                                      SurgiLight, Inc.

Its:____________________________            Its:___________________________

Date:__________________________             Date:________________